For SEC Filing
                                                             Purposes Only:
                                                             Rule 424(b)(5)
                                                             File No. 333-01857


          Prospectus Supplement to Prospectus Dated March 28, 1996

                        SERVICE CORPORATION INTERNATIONAL

           Terms of 5% Convertible Debentures, Series Y, Due 2007

Title:                  5% Convertible Debentures, Series Y, due 2007 (the
                        "Debentures").

Principal Amount:       $750,000 in aggregate principal amount of the
                        Debentures will be issued as consideration for the outstanding capital stock of Sourek Funeral Homes, Ltd.

Conversion Price:       $38.62 per share, subject to adjustment.

Conversion Date:        On or after November 14, 1998.

Maturity Date:          November 13, 2007.

Interest Rate:          5% per annum accruing from November 13, 1997.

Federal Tax Matters:    The  applicable  federal rate on long-term
                        indebtedness for November 1997, compounded quarterly, is 6.27% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $93.93.

Other Matters:          Payments of principal and interest on the Debentures
                        are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                        The Date of this Supplement is November 10, 1997.